Exhibit 2

SCHEDULE 5

BLOCKLISTING SIX MONTHLY RETURN

1. Name of company

BRITISH AMERICAN TOBACCO P.L.C.

2. Name of scheme

A)           BRITISH AMERICAN TOBACCO P.L.C. - 10,000,000 ORDINARY SHARES OF 25P EACH
(SEDOL: 0287580) (ISIN: GB0002875804)

B)           BRITISH AMERICAN TOBACCO P.L.C. Sharesave Scheme - 1,500,000 Ordinary shares of 25p each (SEDOL: 0287580) (ISIN: GB0002875804)

3. Period of return:

From 1 July 2022 to 30 December 2022

4. Balances under scheme from previous return:

A)           31,189

B)           591,991

5. The amount by which the block scheme has been increased, if the scheme has been increased since the date of the last return:

N/A

6. Number of securities issued/allotted under scheme during period:

A)           0

B)           76,725

7. Balance under scheme not yet issued/allotted at end of period:

A)           31,189

B)           515,266

8. Number and class of securities originally listed and the date of admission:

A)           10,000,000 listed on 06.12.99 (SEDOL: 0287580) (ISIN: GB0002875804)

B)           1,500,000 listed on 01.05.15 (SEDOL: 0287580) (ISIN: GB0002875804)

9. Total number of securities in issue at the end of the period:

2,456,867,420 Ordinary Shares of 25p each which figure includes 221,000,192 shares held in Treasury.

Contact for queries:

Name: Wioleta Koszolko, Senior Assistant Company Secretary
Address: Globe House, 4 Temple Place, London WC2R 2PG
Telephone: 02078 451 074
Date: 3 January 2023